SPONSORED RESEARCH CONTRACT
THE CURATORS OF THE UNIVERSITY OF MISSOURI

This Contract by and between The Curators of the University of Missouri on behalf of the University of Missouri–Columbia with its principal offices at 115 Business Loop 70W, Mizzou North Room 501, Office of Sponsored Programs Administration, Columbia, Missouri 65211-1230 ("University") and Advance Medical Isotope Corporation, with its principal offices at 11316 West Court Street, Pasco WA 99301, ("Sponsor"), is made under the following terms:

ARTICLE 01. STATEMENT OF WORK

The University will undertake the sponsored research project entitled "In vivo dosimetry and toxicity of intralesional 90Yttrium phosphate nanoparticles for the treatment of spontaneous canine sarcomas and equine sarcoids" under the direction of Dr. Charles Maitz of the College of Veterinary Medicine, at the University of Missouri–Columbia, substantially in accordance with the proposed program and toward the goals set forth in the research proposal submitted to Sponsor (attached hereto as Attachment A and hereby made a part of this contract). Any change in the scope of work must be approved in writing by both the University and Sponsor.

ARTICLE 02. PERIOD OF PERFORMANCE

This contract shall be for the period beginning 11/1/2017 through 10/31/2018 unless otherwise amended or extended by mutual written agreement of the parties.

ARTICLE 03. PROJECT COSTS/AWARD

It is agreed that the total project costs to the Sponsor for this Contract shall not exceed seventy-four thousand and nine dollars ($74,009) unless changed by written amendment to this Contract. The University's budget is set forth in Attachment A.

ARTICLE 04. INVOICE SUBMISSION AND PAYMENTS

Upon acceptance of this Contract by both parties, the University will invoice Sponsor in accordance with the following schedule and for the stated amounts:

$44,405 Sixty percent (60%) of the award amount upon the start date of the designated project or upon full execution of this Contract, whichever is later.

$22,202 Thirty percent (30%) of the award amount six (6) months following the starting date of the Contract.

$7,402 The final ten percent (10%), or balance due, upon receipt of the final report and statement of final expenditures.

Within ninety (90) days of the end of the Contract period, the University will provide Sponsor with a final statement of expenditures. Any balance of funds unexpended, if applicable, at the conclusion of the Contract period must be returned to Sponsor.

All invoices and the final statement of expenditures pertaining to this Contract will be sent to:

Michael Korenko
11316 West Court Street
Pasco WA 99301
ATTN:
Email: mkkor@aol.com
Telephone: 509 551 9281 /Fax:

All payments for effort under this Contract will be made to The Curators of the University of Missouri.

Checks will be sent to:

University of Missouri AR
PO Box 807012
Kansas City, MO 64180-7012

ARTICLE 05. TITLE TO EQUIPMENT

Title to all equipment, materials and supplies purchased under this Contract shall vest in the University at the time of acquisition of the items.

ARTICLE 06. DELIVERABLES/REPORTS

The University shall provide such reports as required by Sponsor and a final report due within ninety (90) days after completion or termination of the Contract, whichever occurs first.

ARTICLE 07. RECORDS

The University shall maintain such records and accounts necessary to assure a proper accounting of all project funds. These records shall be available to Sponsor or any of its authorized representatives during the period of this Contract, and for three (3) years after completion or termination of the project, whichever is later. In the event of audit or dispute, records will be retained until resolution thereof.

ARTICLE 08. TERMINATION

This Contract may be terminated, with or without cause, by either party upon written notice to the other thirty (30) days prior to the official date of termination. Upon receipt of notice of termination, the University shall make every effort to reduce or cancel outstanding commitments and shall incur no additional expenses. Sponsor shall reimburse the University for outstanding expenses incurred up to the date of termination, including uncancellable obligations and reasonable termination costs, but in no event will such costs exceed the total funds presently allocated to this Contract.

ARTICLE 09. PUBLICATION

The University reserves the right to publish the results of this research project. Before publishing, however, the University shall notify Sponsor of its intention to publish, and shall, upon request, submit the manuscript to Sponsor for review and comment. Any comments shall be in writing and shall be submitted to the University within thirty (30) days of receipt of the manuscript by Sponsor. The comments shall be given due consideration by the University.

ARTICLE 10. PATENTS AND COPYRIGHTS

It is expressly agreed that neither Sponsor nor the University transfers by operation under this Contract to the other party any patent rights, copyrights, or other proprietary rights either party owns as of the commencement date of this Contract, except as specifically set forth herein.

The University retains all ownership to any patents, copyrights, processes, inventions and other proprietary intellectual property of any nature developed as a result of the research or investigation conducted under this Contract. Subject to the rights of the United States Government, if any, the University hereby grants Sponsor a six (6) month option, from the date of notice to Sponsor by University, to negotiate for a commercial license to any resulting patents, copyrights, processes, inventions or other proprietary intellectual property. Should Sponsor exercise such option within this six (6) month period, a reasonable and customary royalty rate will be negotiated together with the other terms and conditions of the license.

ARTICLE 11. CONFIDENTIAL INFORMATION

During the term of this Contract and for a period of six (6) months thereafter, the University and Sponsor shall use their best efforts to protect the confidentiality of proprietary information provided by the other party and identified in writing as confidential and proprietary and any intellectual property that is developed as a result of the research conducted under this Contract. This obligation of confidentiality shall not apply to information which (a) is or becomes known publicly through no fault of the other party; (b) is obtained or learned by the receiving party from a third party entitled to disclose it; (c) is already known to the receiving party at the time of disclosure, as shown by the receiving party's prior written records; or (d) is developed by the receiving party independent of any disclosure made hereunder. This obligation of confidentiality does not apply when such disclosure of information is required by law.

ARTICLE 12. PUBLICITY/USE OF UNIVERSITY NAME

Sponsor will not use directly or by implication the name of the University or the name of any member of the University's technical staff working on this research project or any information or data relating to the research project for any product promotion or commercial publicity or advertising purposes, nor in any way the aims, policies, programs, products, or opinions of the Sponsor without the prior written approval of the University.

ARTICLE 13. NOTICES

All notices required by this Contract shall be made in writing and sent prepaid by certified mail. For purposes of this Contract, the addresses of the parties are as follows:

University: (Technical) Dr. Charles Maitz
900 E Campus Dr
University of Missouri–Columbia
Columbia MO, 65211-1230
Email: maitzc@missouri.edu
Phone: 573-882-7821

(Business) Jamie Szabo, Financial Officer
Office of Sponsored Programs Administration
University of Missouri–Columbia
~~XNXXxxXXXX~~ 115 Business Loop 70 W, Mizzou North, Rm 501
Columbia, Missouri 65211-1230
Email: grantsdc@missouri.edu
Phone: 573/882-7560

Sponsor: (Technical) Dr. Michael Korenko
~~11316 West Court Street Pasco WA 99301~~
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(Business)____________________
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ARTICLE 14. RELATIONSHIP OF PARTIES

The relationship of the University to Sponsor shall be that of an independent contractor and nothing contained in this Contract shall be construed to create the appearance of an employer/employee relationship. The University shall have no authority to represent itself as an agent of Sponsor or to bind Sponsor for any obligation or expense not specifically stated in this Contract.

ARTICLE 15. ASSIGNMENT

This Contract shall not be assigned by either party without the prior written approval of the other party.

ARTICLE 16. CONTRACT MODIFICATION

Any agreement to change the terms of this Contract in any way shall be valid only if the change is made in writing and approved by mutual agreement of the authorized representatives of the parties hereto.

ARTICLE 17. INDEMNIFICATION

Sponsor shall indemnify, defend and hold harmless the University, its employees, officers and agents from any and all liability, loss, damage and expenses (including attorney fees) they may suffer as a result of claims, demands, costs or judgments which may be made or instituted against them or any of them by reason of personal injury (including death) to any person or damage to property arising out of or connected with the performance of the activities to be carried out under the statement of work provided. Any such liability, loss or damage resulting from negligence or willful malfeasance by the University, its employees, officers and agents is excluded from this agreement to indemnify, defend and hold harmless.

ARTICLE 18. APPLICABLE LAW

This Contract shall be governed by the laws of the State of Missouri.

ARTICLE 19. USE OF PURCHASE ORDER

Sponsor hereby agrees that, should Sponsor use a purchase order to fund this Contract, any terms and conditions contained in the purchase order shall be considered deleted and not applicable for purposes of this Contract.

ARTICLE 20. ENTIRE CONTRACT

This Contract and attachments hereto contain the entire agreement between the two parties. All modifications must be in writing and signed by the duly authorized officials of both parties. No oral agreements or conversation with any officer or employee of either party shall affect or modify any of the terms and conditions of this Contract.

FOR THE CURATORS OF THE UNIVERSITY OF MISSOURI	FOR THE SPONSOR
Michelle L. Leaton (signature)	Michael K. Korenko (signature)
By: Michelle L. Leaton	By:
Title: Authorized Signer Office of Sponsored Programs Administration	Title: President / CEO advanced Medical Isotope Corp
Date: 11/16/2017	Date: 11-8-17
MU Project No. 00060783	

SCOPE OF WORK

Investigational product: RadioGel™ - Yttrium Phosphate Particles in Hydrogel

Concomitant medications:

SUMMARY

Sponsor: Advanced Medical Isotope Corporation
Active ingredient: ^{90}Yttrium phosphate particles < 2 microns
Study code:
Study title: *In vivo* dosimetry and toxicity of intralesional ^{90}Yttrium phosphate nanoparticles for the treatment of spontaneous canine sarcomas and equine sarcoids
Study period: Nov 1, 2017 – Oct. 31, 2018
Experimental design: Pilot study of 3 dogs and 3 horses to confirm dosimetry and therapeutic effectiveness. Based on those results other testing will be added to the contract.
Objectives: Evaluate the dosimetry, toxicity and therapeutic effectiveness of RadioGel™ ^{90}Yttrium phosphate nanoparticles in dogs and horses with spontaneous soft tissue sarcomas.
Study sites: University of Missouri Veterinary Health Center
Study dogs: Client-owned dogs and horses with confirmed soft tissue sarcoma and sarcoid, respectively.
Investigational treatment: Intralesional RadioGel™
Comparative treatment: None
Variables: Tumor size, patient breed, sex, age, and histopathology are all potential uncontrolled variables. Controlled variables include the delivered radiopharmaceutical dose.
Data collection: Tumor measurements, CT, Imalytics™ evaluation of dosimetry including dose volume histogram and isodose images
Statistical methods:

1. Introduction and Objectives

2. Study Personnel

Study sites, investigators and co-investigators

Study Site	Principal Investigator	Phone Number	Co-investigators
University of Missouri	Charles A. Maitz, DVM, PhD, DACVR-RO	(573) 882-7821	Jimmy C. Lattimer, DVM, MS, DACVR;

			Jeffrey N. Bryan, DVM, MS, PhD, DACVIM (Oncology)

Sponsor or contract organization personnel

Sponsor(s)	Principal Contact	Phone Number	Co-investigators
Advanced Medical Isotope Corporation	Dr. Mike Korenko	**509 551 9281**	

Consultants, experts and other services

Consulting Company	Principal Contact	Phone Number	
Versant Medical Physics	Darrell Fisher	(509) 375-5128	

3. Planned Study Dates

4. Materials and Methods

Study design:

Pilot Study

Treatment groups and randomization:

Two treatment groups with no randomization. The first three dogs will be delivered an intended 150-300 Gy dose injected in parallel columns spaced in an approximate 5 to 6 mm array incorporating approximately 4.5 ml of 25% hydrogel with a nominal activity of 1 mCi/ml for a 30-gram tumor.

The dose delivered will be adjusted for the next three dogs according to the dosimetric studies in the first cohort. The dose to critical structures as well as the dose delivered to the target structure will be evaluated, and the treatment application or overall dose may be adjusted to treatment planning.

Blinding:

None

Number of study animals:

3-6

Study animal description:

Client-owned dogs with spontaneous, accessible soft tissue sarcomas or mast cell tumors.

Client owned horses with spontaneous, accessible sarcoids.

Inclusion and exclusion criteria:

Inclusion Criteria:

- Dogs of any age, breed, or sex with cytologically or histologically confirmed soft tissue sarcoma or mast cell tumor
- Horses of any age, breed, or sex with cytologically or histologically confirmed sarcoid
- Greater than 10 kg body weight
- Gross disease ≥2 cm in longest diameter
- Mass is superficial and accessible enough for liquid brachytherapy

Exclusion Criteria:

- Significant co-morbidity that would complicate anesthesia/hospitalization – i.e. cardiac, renal, or hepatic insufficiency
- Recent chemotherapy administration <3 weeks
- Prior radiation therapy

Study animal management:

Patients will be managed by the oncology clinical trials service (dogs) or by the equine service (horses) as standard procedure for patients of the VHC. Animals will require radiation isolation housing until meeting release criteria set forth by campus Environmental Health and Safety.

Withdrawal from study:

Owners and researchers reserve the right to withdraw a patient from the study at any time, though Environmental Health and Safety regulations must be met prior to discharge from the MU Veterinary Health Center.

Necropsy:

Necropsy of trial patients is requested as part of the study.

Study medications:

Investigational product:

RadioGel™

Control product:

None

Treatment administration:

Intralesional administration with goal of delivered equal distribution throughout tumor. Dose will be prescribed by the attending radiation oncologist, and the

needle placement array will be determined, according to the prescription, by Versant Medial Physics.

Dosimetry Confirmation Post-Injection:

The ^{90}Y-PET scan will be imported into the Imalytics software suite, and critical organs will be delineated. The software will then use the PET-acquired data to determine the quantity and location of ^{90}Y in the patient, and will calculate the dose delivered. The treatment delivery will be reviewed and isodose contours, as well as a dose volume histogram, will be generated for each patient.

Management of study agent-related toxicity:

Toxicities are expected to be similar/comparable to standard brachytherapy and radiotherapy techniques, including radiation dermatitis, and possible tumor necrosis.

Drug accountability:

Concomitant therapy:

Pain medication and treatment of radiation-induced side effects will be prescribed at the discretion of the attending clinician.

Recording of study data

Study events

Radiogel™ intralesional injection

^{90}Y-PET/CT immediately after injection

CT after 7 days

Dosimetry using Imalytics software suite

Weekly patient rechecks for 4 weeks (with tumor measurements)

+/- ^{90}Y-PET/CT 24 hours after injection

Study variables

Tumor histology

Patient demographic information

Baseline information (generally only at screening)

Informed consent from owner or owner representative.
Demographic information: dog date of birth, dog breed, sex, and spayed/neuter status.
Performance Status Score:

0: **normal** activity

1: **restricted** activity: decreased activity from pre-disease status

2: **compromised**: ambulatory only for vital activities' consistently defecates and urinates in acceptable areas

3: **disabled**: must be force fed, unable to confine urination and defecation to acceptable areas

4: **dead**

Relevant medical history within the last year

Medical and surgery: condition/diagnosis/surgery, start date, stop date, or check mark if continuing.
Tumor information: date of initial diagnosis (a copy of the histology report will be placed in the study file), date of tumor progression, date of metastatic disease, tumor type and location, tumor grade, tumor stage.
Previous systemic cancer therapy: name of therapy, start date, stop date, best tumor response due to therapy.
Previous cancer surgery (including aspirates and biopsies): procedure location, date of procedure, pertinent findings.
Previous cancer radiation therapy: start date, stop date, radiation location, total dose, best response due to therapy.
Physical examination
Diagnostic imaging
The investigator will perform thoracic radiography with or without extremity radiographs and/or abdominal ultrasonography (as needed). A copy of the imaging report will be included in the study dog file. The investigator will indicate if the image is abnormal or normal.

Safety variables

Attribution of adverse events
Attribution Description

Attribution	Description
Unknown	All cases where reliable data is unavailable or is insufficient to make an assessment of causality of the event by the study treatment.
Unlikely	Sufficient information exists that establishes beyond a reasonable doubt that the study treatment was not likely to be the cause of the event.
Possible	To be chosen when the causality is possible for the described event but where the available data does not meet the criteria for inclusion in the category 'probable'. Typically, there is an association between the event and the administration of the study treatment and a plausible mechanism for the event to be related, but there is an alternative etiology, such as a characteristic of the dog's clinical state, an underlying disease or a concomitant medication.
Probable	To be chosen when the event meets all of the following criteria: 1) There should be a reasonable association in time between the administration of the drug and onset and duration of the event. 2) The description of the clinical phenomena should be consistent with, or at least plausible, given the known pharmacology and toxicology of the drug. 3) There should be no other equally plausible explanation for the event. In particular, there is an association between the event and

	the administration of the study drug; a plausible mechanism for the event to be related to the administration of the study drug; and other concurrent disease or concomitant medications would not be expected to play a major role in the appearance of the event.

Evaluation of target lesions using RECIST criteria
Complete response (CR): disappearance of all target lesions. Any pathological lymph nodes (whether target or non-target) must have reduction in short axis to <10 mm.
Partial response (PR): at least a 30% decrease in the sum of the LD of target lesions, taking as reference the baseline sum LD.
Progressive disease (PD): at least a 20% increase in the sum of the LD of target lesions, taking as reference the smallest sum LD recorded since the treatment started. In addition to the relative increase of 20%, the sum must also demonstrate an absolute increase of at least 5 mm (the presence of one or more new lesions is also considered progression.
Stable disease (SD): neither sufficient shrinkage to qualify for PR nor sufficient increase to qualify for PD, taking as reference the smallest sum LD since the treatment started.

Evaluation of Non-Target Lesions
Complete Response (CR): Disappearance of all non-target lesions and normalization of tumor marker level. All lymph nodes must be non-pathological in size (<10 mm short axis).
Non-CR/Non-PD: Persistence of one or more non-target lesions and/or maintenance of tumor marker level above normal limits
Progressive Disease (PD): Unequivocal progression of existing non-target lesions or the appearance of one or more new lesions.

Study protocol amendments and deviations
Study protocol amendments are defined as *a priori* agreed-upon changes to the original signed protocol or to a signed study protocol amendment. Amendments will be written and agreed upon by the same study personnel that signed the original study protocol.
If an investigator performs a task inconsistent with the signed protocol or amendment, it will be recorded as a deviation. Deviations will be documented/signed by the investigator and will be classified as having a significant impact on the study results (major protocol deviation) or not having a significant impact on the results (minor protocol deviations).

5.8.1 Investigator Notebook
Investigators will keep all study documentation in study-specific binders.
The investigator notebook will include a copy of the signed protocol and all amendments/deviations, a product summary (or investigator brochure) for the drug , a study training log (including signatures and initials of all study personnel), a site personnel responsibility log, a site visit log (if necessary), signed and updated curriculum vitae for all individuals participating in the study, all CRF and all appendix templates, a drug accountability log, and documentation of shipping (i.e. email, shipping receipt) for all study drug sent to sites.

Study dog binder

Each study dog will have an individual binder that includes a complete copy of lab reports, other reports or raw data generated as a result of this study, any study specific document with a study dog number, signed informed consent and original completed CRF.

Statistical methodology:

References:

Appendices: